Exhibit 99.2

FINANCIAL STATEMENTS

Aesgen, Inc.

December 31, 2003

Aesgen, Inc.

Financial Statements

December 31, 2003

Report of Independent Auditors

The Board of Directors

Aesgen, Inc.

We have audited the accompanying balance sheets of Aesgen, Inc. as of December 31, 2003 and 2002, and the related statements of operations, redeemable preferred stock and shareholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aesgen, Inc. at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

April 8, 2004

Aesgen, Inc.

Balance Sheets

	Six months ended June 30 2004	December 31
		2003	2002
	(Unaudited)
Assets
Cash and cash equivalents	$524,038	$3,960,311	$3,125,122
Royalties receivable	657,657	425,914	942,246
Prepaid expenses and other current assets	20,630	36,161	988,973

Total current assets	1,202,325	4,422,386	5,056,341

Property and equipment, net	30,369	30,571	27,989
Restricted cash	—	—	60,000
Licensed technology, net	108,428	111,878	68,950
Deposits	7,330	7,330	7,330

Total assets	$1,348,452	$4,572,165	$5,220,610

Liabilities, redeemable preferred stock and shareholders’ deficit
Current liabilities:
Accounts payable	$1,473,302	$3,064,856	$70,715
Accrued expenses	114,350	123,874	88,029
Income taxes payable	—	—	81,601
Advanced royalties	—	—	502,414
Notes payable—current portion	—	—	573,499

Total current liabilities	1,587,652	3,188,730	1,316,258

Series A Cumulative Redeemable Convertible Preferred Stock, $.01par value; 122,927 shares authorized, 110,000 shares issued and outstanding at June 30, 2004, December 31, 2003 and 2002, liquidation preference of $17,558,674 at June 30, 2004, December 31, 2003 and 2002	17,487,672	17,464,005	17,416,671
Series B Cumulative Redeemable Convertible Preferred Stock, $.01 par value; 111,775 shares authorized, 111,775 shares issued and outstanding at June 30, 2004, December 31, 2003 and 2002, liquidation preference of $14,933,865 at June 30, 2004, December 31, 2003 and 2002	13,798,522	13,419,642	12,660,585
Series C Cumulative Redeemable Convertible Preferred Stock, $.01par value; 40,000 shares authorized, 34,256 shares issued and outstanding at June 30, 2004, December 31, 2003 and 2002, liquidation preference of $3,425,600 at June 30, 2004, December 31, 2003 and 2002	3,425,600	3,425,600	3,425,600
Series D Cumulative Redeemable Convertible Preferred Stock, $.01 par value; 35,022 shares authorized, 29,994 shares issued and outstanding at June 30, 2004, December 31, 2003 and 2002, liquidation preference of $2,999,400 at June 30, 2004, December 31, 2003 and 2002	2,966,199	2,966,199	2,966,199

Shareholders’ deficit:
Preferred Stock, not designated, $.01 par value; 500,000 shares authorized, none issued and outstanding	—	—	—
Common Stock, $.01 par value; 30,000,000; 30,000,000 and 75,000,000 shares authorized, 1,261,731; 1,261,731 and 1,238,690 shares issued and outstanding at June 30, 2004; December 31, 2003 and 2002, respectively	12,617	12,617	12,387
Additional paid-in capital	603,161	710,795	458,100
Deferred stock-based compensation	(21,132)	(141,238)	—
Accumulated deficit	(38,511,839)	(36,474,185)	(33,035,190)

Total shareholders’ deficit	(37,917,193)	(35,892,011)	(32,564,703)

Total liabilities, redeemable preferred stock and shareholders’ deficit	$1,348,452	$4,572,165	$5,220,610

See accompanying notes.

Aesgen, Inc.

Statements of Operations

	Six months ended June 30 2004	Year ended December 31
		2003	2002
	(Unaudited)
Revenue:
Royalty income	$1,250,353	$6,673,809	$4,536,868

Total revenue	1,250,353	6,673,809	4,536,868

Operating expenses:
Research and development	1,532,237	7,408,007	604,316
General and administrative	1,360,221	2,115,426	1,666,675

Total operating expenses	2,892,458	9,523,433	2,270,991

Operating (loss) income	(1,642,105)	(2,849,624)	2,265,877

Interest expense	—	(33,917)	(230,956)
Interest income	6,998	35,823	40,074
Gain on sale of product rights	—	—	1,000,000

(Loss) income before income taxes	(1,635,107)	(2,847,718)	3,074,995

Income tax benefit	—	215,114	132,514

Net (loss) income	$(1,635,107)	$(2,632,604)	$3,207,509

See accompanying notes.

Aesgen, Inc.

Statements of Redeemable Preferred Stock and Shareholders’ Deficit

	Redeemable Preferred Stock				Shareholders’ Deficit					Total Shareholders’ Deficit
	Series A Cumulative	Series B Cumulative	Series C Cumulative	Series D Cumulative	Preferred Stock	Common Stock	Additional Paid-in Capital	Deferred Stock-Based Compensation	Accumulated Deficit
Balance at December 31, 2001	$17,416,671	$11,150,256	$3,423,087	$1,152,578	$—	$11,968	$450,148	$—	$(34,709,493)	$(34,247,377)
Issuance of 17,896 shares of Series D Convertible Preferred Stock for $100 per share, net of expense				1,711,557
Conversion of bridge loan				81,700
Accretion of issuance costs		7,784	2,513	20,364					(30,661)	(30,661)
Accretion of liquidation value		1,502,545							(1,502,545)	(1,502,545)
Exercise of stock options						419	7,952			8,371
Net income									3,207,509	3,207,509

Balance at December 31, 2002	17,416,671	12,660,585	3,425,600	2,966,199	—	12,387	458,100	—	(33,035,190)	(32,564,703)
Issuance of 23,041 shares of Common Stock						230	99,770			100,000
Accretion of issuance costs		7,784							(7,784)	(7,784)
Accretion of liquidation value	47,334	751,273							(798,607)	(798,607)
Deferred stock-based compensation							152,925	(152,925)		—
Amortization of deferred stock-based compensation								11,687		11,687
Net loss									(2,632,604)	(2,632,604)

Balance at December 31, 2003	17,464,005	13,419,642	3,425,600	2,966,199	—	12,617	710,795	(141,238)	(36,474,185)	(35,892,011)
Issuance of 23,041 shares of Common Stock
Accretion of issuance costs		3,242							(3,242)	(3,242)
Accretion of liquidation value	23,667	375,638							(399,305)	(399,305)
Amortization of deferred stock-based compensation								12,472		12,472
Forfeiture of stock options							(107,634)	107,634
Net loss									(1,635,107)	(1,635,107)

Balance at June 30, 2004 (unaudited)	$17,487,672	$13,798,522	$3,425,600	$2,966,199	$—	$12,617	$603,161	$(21,132)	$(38,511,839)	$(37,917,193)

See accompanying notes.

Aesgen, Inc.

Statements of Cash Flows

	Six months ended June 30 2004	Year ended December 31
		2003	2002
	(Unaudited)
Operating activities
Net (loss) income	$(1,635,107)	$(2,632,604)	$3,207,509
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	6,598	14,040	16,854
Amortization	3,450	6,900	13,544
Write-off of licensed technology	—	—	154,150
Noncash interest expense	—	—	82,875
Stock-based compensation	12,472	11,687	—
Changes in operating assets and liabilities:
Royalties receivable	(231,743)	516,332	(942,246)
Prepaid expenses and other current assets	15,531	952,812	(841,015)
License fees for patents	—	(49,828)	—
Restricted cash	—	60,000	—
Accounts payable and accrued expenses	(1,601,078)	3,029,986	(427,450)
Income taxes payable	—	(81,601)	81,601
Due to related parties	—	—	(165,495)
Advanced royalties	—	(502,414)	502,414

Net cash (used in) provided by operating activities	(3,429,877)	1,325,310	1,682,741

Investing activities
Purchase of fixed assets	(6,396)	(16,622)	(11,172)

Net cash used in investing activities	(6,396)	(16,622)	(11,172)

Financing activities
Payments of notes payable	—	(573,499)	(970,866)
Proceeds from issuance of Series D Cumulative Redeemable Convertible Preferred Stock, net	—	—	1,711,557
Issuance of Common Stock	—	100,000	8,371

Net cash (used in) provided by financing activities	—	(473,499)	749,062

Net (decrease) increase in cash and cash equivalents	(3,436,273)	835,189	2,420,631
Cash and cash equivalents at beginning of year	3,960,311	3,125,122	704,491

Cash and cash equivalents at end of year	$524,038	$3,960,311	$3,125,122

Supplemental disclosures of cash flow information
Accretion of redeemable convertible preferred stock	$402,547	$806,391	$1,533,206
Conversion of bridge loan to preferred stock	—	—	81,700
Interest paid	—	23,688	230,956
Income taxes paid	1,720	8,228	—

See accompanying notes.

Aesgen, Inc.

Notes to Financial Statements

December 31, 2003

1. Organization and Description of Business

Aesgen, Inc. (the “Company”), a Delaware Corporation, was created by Mayo Medical Ventures, a unit of Mayo Foundation for Medical Education and Research (“Mayo”) and aaiPharma, Inc. formerly Applied Analytical Industries Inc. (“AAI”) to develop, manufacture, and market select innovative pharmaceuticals, and multisource generic products. The Company has entered into development agreements for formulations, clinical research and product development with various companies.

2. Basis of Presentation and Significant Accounting Policies

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and royalties receivable. The Company maintains a significant portion of its cash and cash equivalents with a major bank. The Company performs periodic credit evaluations of its customers but generally does not require collateral.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to seven years. Normal repairs and maintenance are charged to expense as incurred.

Licensed Technology

The Company has obtained licenses to use products that have previously been patented. The Company records amortization on a straight-line basis over the remaining useful lives of the patents, not to exceed 17 years.

Aesgen, Inc.

Notes to Financial Statements (continued)

2. Basis of Presentation and Significant Accounting Policies (continued)

Impairment of Long-Lived Assets

The Company records impairment losses on long-lived assets used in operations or expected to be disposed when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by these assets are less than the carrying amounts of these assets. No such events and circumstances have occurred. On January 1, 2002, the Company adopted Financial Accounting Standards Board (“FASB”) Statement 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Statement had no impact on the financial statements.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, royalties receivable, accounts payable, accrued expenses, Series A Cumulative Redeemable Convertible Preferred Stock, Series B Cumulative Redeemable Convertible Preferred Stock, Series C Cumulative Redeemable Convertible Preferred Stock and Series D Cumulative Convertible Preferred Stock approximate their fair values.

Revenue Recognition

The Company receives revenue under agreements with third parties that sell products based on technology owned by the Company. These agreements provide for the payment of royalties to the Company based on sales of licensed products. Royalty income is recorded as sales of licensed products take place.

Research and Development Costs

Research and development costs are charged to operations as incurred.

Comprehensive Loss

The Company does not have any items of comprehensive income (loss) for the six month period ended June 30, 2004 or for the years ended December 31, 2003 and 2002.

Aesgen, Inc.

Notes to Financial Statements (continued)

2. Basis of Presentation and Significant Accounting Policies (continued)

Stock-Based Compensation

As permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation (Statement No. 123), the Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations in accounting for its employee stock option plan. Under APB 25, no compensation expense is recognized at the time of option grant when the exercise price of the Company’s employee stock option equals the fair market value of the underlying common stock on the date of grant.

Pro forma information regarding net loss is required by Statement No. 123 and has been determined as if the Company had accounted for its stock-based compensation under the fair value method prescribed in that Statement. The fair value of the options was estimated at the date of grant using the minimum value pricing model with the following assumptions: risk-free interest rates of 3.88% for 2004, 3.03% for 2003 and 3.00% for 2002, dividend yields of 10.00% for the Series A Preferred Stock and 0.00% for the Common Stock, and expected lives of the options of 7 years. At December 31, 2003, the weighted-average contractual lives of the options to purchase Common Stock is 8.6 years. The following table summarizes relevant information as to reported results under the Company’s intrinsic value method of accounting for stock awards, with supplemental information as if the fair value recognition provisions of SFAS No. 123 had been applied for the following fiscal years:

	2004	2003	2002
	(unaudited)
Net (loss) income	$(1,635,107)	$(2,632,604)	$3,207,509
Stock-based compensation, as reported	12,472	11,687	—
Stock-based compensation determined under fair value method for all awards	(7,933)	(25,114)	(14,040)

Adjusted net (loss) income determined using the fair value method for all stock-based awards	$(1,630,568)	$(2,646,031)	$3,193,469

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Aesgen, Inc.

Notes to Financial Statements (continued)

2. Basis of Presentation and Significant Accounting Policies (continued)

Interim Financial Statements

The financial statements as of June 30, 2004 and for the six months then ended have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring accruals, considered necessary for a fair presentation of the results of these interim periods have been included. The results of operations for the six months ended June 30, 2004 are not necessarily indicative of the results that may be expected for the full year. All financial statement amounts and disclosures related to the six-month period ended June 30, 2004 are unaudited.

Major Customers/Partners

Sicor accounted for 100% of royalties receivable and total revenue as of and for the six months ended June 30, 2004. American Pharmaceutical Partners accounted for 31% and 0% and Sicor accounted for 69% and 100% of the royalties receivable balance at December 31, 2003 and 2002, respectively. American Pharmaceutical Partners accounted for 75% and 18% and Sicor accounted for 25% and 82% of the Company’s total revenue in 2003 and 2002, respectively.

Income Taxes

The Company utilizes the asset and liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

3. Prepaid Expenses

Prepaid expenses consist of the following:

	December 31
	2003	2002
Research and development	$—	$914,365
Insurance	28,747	47,982
Other	7,414	26,626

	$36,161	$988,973

Aesgen, Inc.

Notes to Financial Statements (continued)

4. Property and Equipment

Property and equipment consists of the following:

	December 31
	2003	2002
Furniture and fixtures	$52,216	$52,216
Equipment	45,166	75,804

	97,382	128,020
Less accumulated depreciation	(66,811)	(100,031)

	$30,571	$27,989

During the year ended December 31, 2003, the Company disposed of approximately $47,300 in fixed assets. These assets had a net book value of zero at the time of the disposal.

5. Licensed Technology

Licensed technology consists of the following:

	December 31
	2003	2002
License fees for patents	$195,678	$145,850
Less accumulated amortization	(83,800)	(76,900)

	$111,878	$68,950

In May 2002, the Company entered into a settlement agreement with Lisa Pharma which canceled the license agreement entered into in 1999 for manufacturing and distribution. In connection with the 2002 agreement, licensed technology of $154,150 was written off.

Aesgen, Inc.

Notes to Financial Statements (continued)

6. Accrued Expenses

Accrued expenses consist of the following:

	December 31
	2003	2002
Research and development	$48,843	$—
Professional fees	41,750	32,500
Payroll	—	27,946
Other	33,281	27,583

	$123,874	$88,029

7. Advanced Royalties

Advanced royalties of $502,414 consist of payments that were received in excess of earned royalties for the year ended December 31, 2002.

8. Notes Payable

Notes payable consists of the following:

	December 31
	2003	2002
Note agreement:
Notes payable	$—	$583,728
Less:
Unamortized debt discount		(10,229)
Current portion	—	(573,499)

	$—	$—

The Company entered into a Loan and Security Agreement with a financial institution whereby the Company entered into three separate $1 million note agreements. In connection with the agreement, the Company issued 22,500 common stock purchase warrants to the lender. The notes payable have been reduced by a debt discount of $222,750 to reflect the difference between the face amount of the debt and the fair value of 22,500 common stock purchase warrants issued in connection with the notes payable. This debt discount is amortized using the interest method over the three year term of the debt. Total amortization expense for the years ended December 31, 2003 and 2002 was $10,229 and $82,875, respectively. The terms of the loans are 36 months with an

Aesgen, Inc.

Notes to Financial Statements (continued)

8. Notes Payable (continued)

aggregate monthly principal payment of $94,200, a balloon payment of $100,000 at the end of the term for each of the three loans, and an interest rate of approximately 15%. The loans commenced at different times during fiscal year 2000.

The aggregate amount of required payments on the notes payable at December 31, 2002 was $573,499 in 2002 and the notes were paid in full in 2003.

9. Redeemable Preferred Stock and Common Stock

Preferred Stock

The Company has authorized 500,000 shares of preferred stock, par value $0.01 per share of which 122,927 shares have been designated Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”), 111,775 shares have been designated Series B Cumulative Redeemable Preferred Stock (“Series B Preferred Stock”), 40,000 shares have been designated Series C Cumulative Redeemable Convertible Preferred Stock (“Series C Preferred Stock”) and 35,022 shares have been designated Series D Convertible Preferred Stock (“Series D Preferred Stock”). As of December 31, 2003, 190,276 shares of preferred stock have not yet been designated.

During January 2002, the Company issued an aggregate 11,278 shares of Series D Preferred Stock at $100 per share in the second tranche of the Series D Preferred Stock, resulting in gross cash proceeds of approximately $1,127,800. In addition, in connection with the bridge loan discussed above, $81,700 (including accrued interest) was converted to approximately 817 shares of Series D Preferred Stock at the January 2002 closing.

During November 2002, the Company issued an aggregate 5,801 shares of Series D Preferred Stock to AAI as consideration for certain clinical services performed by a subsidiary of AAI under an agreement entered into in October 2001. The value of the services totaled approximately $580,100.

The holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have certain voting rights and a liquidation preference of $100 per share plus accrued and unpaid dividends. Dividends on the preferred stock are cumulative from the date of issuance and must be paid prior to any distributions to holders of Common Stock.

Aesgen, Inc.

Notes to Financial Statements (continued)

9. Redeemable Preferred Stock and Common Stock (continued)

The Company has not declared or paid any dividends on its preferred stock. Cumulative dividends on Series A Preferred Stock as of December 31, 2003 and 2002 were $6,558,674 or $59.62 per share. Cumulative dividends on Series B Preferred Stock as of December 31, 2003 and 2002 were $3,756,365 or $33.61 per share. After January 31, 2001, the holders of all series of Preferred Stock are entitled to dividends, when and if declared by the Board of Directors, in such amount as the holders thereof would receive if such shares were converted into Common Stock.

The Series A, B and C Preferred Stock rank junior to the Series D Preferred Stock. The holders of all series of Preferred Stock have the right to convert any such shares into shares of Common Stock at the conversion price in effect on the date of such conversion as defined.

The holders of all series of Preferred Stock have certain put rights which may be exercised to redeem, beginning on December 31, 2005 and for two years thereafter on each anniversary date, up to one-third of such series of Preferred Stock at each date. The redemption price for all series of Preferred Stock is $100 per share plus accrued and unpaid dividends.

Holders of all series of Preferred Stock have the right to vote on matters which affect their respective series of Preferred Stock as a separate class. Such matters include increasing the par value of such series, adversely amending the rights of holders of such series, and approving the declaration and payment of dividends on or other distributions with respect to shares of junior stock. Each holder of Preferred Stock is also entitled to vote upon matters submitted to stockholders and will have one vote for each share of Common Stock issuable upon conversion of such holder’s Preferred Stock.

The holders of all series of Preferred Stock, subject to certain terms and conditions, at any time, have the right to convert any such shares of Preferred Stock into shares of Common Stock of the Company at the Preferred Stock conversion price in effect on the date of such conversion or into cash as noted above.

Common Stock

Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record on all matters on which stockholders generally are entitled to vote.

Aesgen, Inc.

Notes to Financial Statements (continued)

9. Redeemable Preferred Stock and Common Stock (continued)

During 2003, the Company’s Board of Directors voted to reduce the number of authorized shares of Common Stock from 75,000,000 shares to 30,000,000 shares.

As of December 31, 2003 and 2002, the Company had reserved shares of Common Stock for issuance as follows:

	2003	2002
Exercise of common stock options and warrants	2,622,500	2,622,500
Conversion of Preferred Stock	11,506,355	11,562,105

10. Stock Options

The Aesgen, Inc. Stock Option Plan provides for the granting of nonqualified and incentive stock options, as defined by the Internal Revenue Code, to key employees of the Company. The option price for each share of Common or Preferred Stock for incentive stock options is at prices not less than the fair market value at the date of grant. The option price for each share of Common or Preferred Stock for non-qualified options is determined by the Board of Directors and may be more or less than the fair market value of a share of Common or Preferred Stock.

Under the Company’s Stock Option Plan, options may be granted to employees to purchase a maximum of 2,600,000 shares of Common Stock and 12,927 shares of Preferred Stock.

The following table summarizes option activity for the Company’s Common Stock for the years ended December 31, 2003 and 2002:

	2003		2002
	Common Stock Options	Weighted- Average Exercise Price	Common Stock Options	Weighted- Average Exercise Price
Outstanding at beginning of year	1,069,802	$0.79	102,350	$6.48
Granted	204,720	4.32	1,492,255	0.37
Exercised	—	—	41,850	0.20
Forfeited	174,934	1.17	482,953	0.75

Outstanding at end of year	1,099,588	1.39	1,069,802	0.79

Exercisable at end of year	486,118		495,024

Aesgen, Inc.

Notes to Financial Statements (continued)

10. Stock Options (continued)

Stock options outstanding for the purchase of the Company’s common stock at December 31, 2003 are summarized as follows:

Range of Exercise Prices	Outstanding Options at December 31, 2003	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price
$4.34	34,720	9.8	$4.34
4.32	170,000	9.7	4.32
0.37	863,368	7.2	0.37
10.00	24,000	5.2	10.00
13.00	7,500	6.2	13.00

0.37 – 13.00	1,099,588

The weighted-average fair value of the options granted in 2003 and 2002 were $1.23 and $0.04, respectively.

The following table summarizes option activity for the Company’s Series A Preferred Stock for the years ended December 31, 2003 and 2002:

	2003		2002
	Series A Preferred Stock Option	Weighted- Average Exercise Price	Series A Preferred Stock Option	Weighted- Average Exercise Price
Outstanding at beginning of year	—		3,900	$100.00
Granted	—		—	—
Exercised	—		—	—
Forfeited	—		(3,900)	$100.00

Outstanding at end of year	—		—

Exercisable at end of year	—		—

Aesgen, Inc.

Notes to Financial Statements (continued)

11. Income Taxes

As a result of the Company’s equity transactions it is possible that an “ownership” change under Section 382 of the Internal Revenue Code occurred. The Company has not performed a detailed analysis to determine whether an ownership change under Section 382 occurred. The result of an ownership change would be to restrict, or possibly eliminate, utilization of the Company’s net operating loss carryforward in future years.

At December 31, 2003, the Company has net operating loss carryforwards for federal income tax purposes of approximately $27,180,300 which expire in 2010 through 2021.

In 2002, current taxes of approximately $140,000 had been recorded to reflect the tax liability due to the State of New Jersey. A current liability was required due to the suspension on the use of net operating losses for the year 2002 in New Jersey.

In February 2003, $1,395,350 of unused New Jersey State NOLs were sold under the State of New Jersey’s Technology Business Tax Certificate Transfer Program (the “Program”). The Program allows qualified technology and biotechnology businesses in New Jersey to sell unused amounts of NOL carryforwards for cash. The tax value sold was $231,691, and the proceeds received by the Company were $221,617 which was recorded as an income tax benefit, net of approximately $6,500 of minimum state income taxes, in the statement of operations.

In January 2002, $3,139,063 of unused New Jersey State NOLs were sold under the Program. The Program allows qualified technology and biotechnology businesses in New Jersey to sell unused amounts of NOL carryforwards for cash. The tax value sold was $282,516, and the proceeds received by the Company were $248,614 which was recorded as an income tax benefit in the statement of operations.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax asset, which is noncurrent, are as follows:

	2003	2002
Deferred tax asset:
Net operating loss carryforwards	$9,357,000	$8,502,000
Research and development credit carryforwards	979,000	1,063,000

Total deferred tax asset	10,336,000	9,565,000

Valuation allowance for deferred tax asset	(10,336,000)	(9,565,000)

Net deferred tax asset	$—	$—

Aesgen, Inc.

Notes to Financial Statements (continued)

11. Income Taxes (continued)

The Company has recorded a valuation allowance at December 31, 2003 and 2002 to fully offset the benefits of net operating losses and carryforwards generated during those years, due to the uncertainty of the Company’s ability to utilize its net operating loss carryforward. The valuation allowance recorded at December 31, 2001 was $10,921,000.

A reconciliation of the statutory tax rates and the effective tax rates for the years ended December 31, 2003 and 2002 is as follows:

	Year ended December 31
	2003	2002
Statutory tax rate	(34)%	(34)%
State income taxes (net of federal tax benefit)	(6)	5
Tax credits	—	4
Change in valuation allowance	40	29

Effective tax rate	0%	4%

12. Service Agreements with Related Parties

The Company entered into a Product Transfer, Manufacturing, Marketing and Distribution Agreement with MOVA on September 26, 1996 (the “MOVA Agreement”) which provided for the manufacture of certain of the Company’s abbreviated new drug application (“ANDA”) products. In April 2001, the Company notified MOVA of its intention to terminate the MOVA Agreement and of its intention to audit MOVA’s books and records in accordance with the terms of the MOVA Agreement

In connection with the termination of the MOVA Agreement, the Company entered into a Product Sales Agreement on December 21, 2001 with AAI (the “AAI Agreement”) to sell certain of the Company’s product development projects and ANDA products previously manufactured under the MOVA Agreement. As consideration for the sale of the ANDA products, AAI agreed to (i) pay any amounts due MOVA by the Company as determined by the audit, (ii) pay all of the Company’s costs associated with the audit, (iii) indemnify the Company and its directors and officers against all lawsuits and claims associated with the MOVA Agreement, and (iv) assume certain liabilities of the Company due AAI. The Company recorded a gain on the sale of the ANDA products of $513,523 ($277,166 resulting from AAI’s assumption of certain liabilities due MOVA as determined by the audit and $236,357 resulting from the assumption of liabilities due AAI).

Aesgen, Inc.

Notes to Financial Statements (continued)

13. Commitments

The Company has a lease for office space in Princeton, New Jersey which expires on November 30, 2007. The lease agreement also provides for a sublet option. Rent expense for the years ended December 31, 2003 and 2002 was $54,336 and $50,727, respectively.

In 2002, the Company had secured a bank letter of credit pursuant to the requirements of its lease. The letter of credit in the amount of $60,000 was fully cash collateralized and the cash was categorized as restricted cash on the balance sheet. In 2003, the letter of credit was returned to the Company.

The future minimum lease obligations under this operating lease are as follows:

2004	$53,658
2005	53,658
2006	53,658
2007	49,192

14. Simple IRA Retirement Plan

In 2003, the Company sponsored a contributory Simple IRA Plan covering all qualified employees. The Company contributes 2% of each employee’s salary up to a maximum compensation of $200,000 of the qualified employee’s wages. Total IRA expense for the year ended December 2003 was $15,691.